UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 14, 2022

iPower Inc.

(Exact name of registrant as specified in its charter)

Commission file number: 001-40391

Nevada	5200	82-5144171
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

iPower Inc.

2399 Bateman Avenue

Duarte, CA 91010

(Address Of Principal Executive Offices) (Zip Code)

(626) 863-7344

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.001 per share	IPW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry Into a Material Definitive Agreement

Box Harmony

On January 14, 2022, the board of directors (the “Board”) of iPower, Inc., a Nevada corporation (the “Company”), approved the Company’s entry into a joint venture agreement, dated January 13, 2022 (the “Joint Venture Agreement”), with Titanium Plus Autoparts, Inc., a California corporation (“TPA”), Tony Chiu (“Chiu”) and Bin Xiao (“Xiao”). Pursuant to the terms of the Joint Venture Agreement, the parties formed a Nevada limited liability company, Box Harmony, LLC (“Box Harmony”), for the principal purpose of providing logistic services primarily for foreign-based manufacturers or distributors who desire to sell their products online in the United States with such logistic services to include, without limitation, receiving, storing and transporting such products.

Following entry into the Joint Venture Agreement, Box Harmony issued a total of 6,000 certificated units of membership interest, designated as Class A voting units (“Equity Units”), as follows: (i) the Company agreed to contribute $50,000 in cash and agreed to provide Box Harmony with the use and access to certain warehouse facilities leased by the Company (see below) in exchange for 2,400 Equity Units in Box Harmony, and (ii) TPA received 1,200 Equity Units in exchange for (a) $1,200 and contributing the TPA IP License referred to below, (b) its existing and future customer contracts, and (c) granting Box Harmony the use of shipping accounts (Fedex and UPS) and all other TPA carrier contracts, and (iii) Bin received 2,400 Equity Units in exchange for $2,400 and his agreement to manage the day to day operations of Box Harmony.

Under the terms of the Box Harmony limited liability operating agreement (the “LLC Agreement”), TPA and Xiao each granted to the Company an unconditional and irrevocable right and option to purchase from Xiao and TPA at any time within the first 18 months following January 13, 2022, up to 1,200 Class A voting units, at an exercise price of $550 per Class A voting unit, for a total exercise price of up to $660,000. If such option is fully exercised, the Company would own 3,600 Equity Units or 60% of the total outstanding Equity Units. The LLC Agreement prohibits the issuance of additional Equity Units and certain other actions unless approved in advance by the Company.

Pursuant to the Joint Venture Agreement, on January 13, 2022, the Company and Box Harmony entered into a facility and use access sublease agreement (the “Facility and Use Access Agreement”), pursuant to which the Company will sublease to Box Harmony a portion of its leased warehouses located in California. Under such Facility and Use Access Agreement, Box Harmony would pay the Company a pro-rata portion of all rent and other charges based on the amount of square feet of rentable space sublet to and used by Box Harmony. Further pursuant to the terms of the Joint Venture Agreement, on January 13, 2022, Box Harmony, TPA and Xiao entered into a consulting agreement (“Consulting Agreement”), pursuant to which Xiao and TPA will provide management consulting services to assist Box Harmony in conducting its business. Additionally, on January 13, 2022, TPA, Xiao and Chiu entered into a license agreement (“License Agreement”) pursuant to which TPA licensed certain intellectual property rights to Box Harmony

The foregoing descriptions of the Joint Venture Agreement, LLC Agreement, Facility and Use Access Agreement, Consulting Agreement and License Agreement do not purport to describe all of the terms of such agreements and are each qualified in their entirety by reference to such agreements, which are filed as Exhibits 10.1, 10.2, 10.3, 10.4 and 10.5 hereto and incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Officers; Appointment of Principal Officers

On January 14, 2022, based upon the recommendation of the Board’s compensation committee (“Compensation Committee”), the Company ratified Ms. Hanxi Li’s compensation for her service as a director on the Board pursuant to the terms of the director offer letter, dated December 23, 2021 (“Director Offer Letter”), pursuant to which Ms. Li will receive (i) a $25,000 cash fee per annum, payable in equal quarterly installments; (ii) $30,000 worth of restricted stock units (“RSUs”) under the Company’s 2020 Equity Incentive Plan, which RSUs will vest quarterly in substantially equal installments over 12 months pursuant to the terms of a standard RSU award agreement between the Company and Ms. Li; and (iii) reimbursement for reasonable expenses incurred by Ms. Li in connection with the performance of her duties as a director.

The foregoing description of the Director Offer Letter does not purport to describe all of the terms of such agreement and is qualified in its entirety by reference to the Director Offer Letter, which is filed herewith as Exhibit 10.6 and incorporated herein by reference.

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Item 8.01	Other Events.

On January 20, 2022, the Company issued a press release announcing the Company’s entry into the above disclosed Joint Venture Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01	Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Joint Venture Agreement
10.2	Box Harmony LLC Agreement
10.3	Facility and Use Access Agreement
10.4	Consulting Agreement
10.5	License Agreement
10.6	Director Offer Letter
99.1	Press Release dated January 20, 2022
104	Cover Page Interactive Data File (formatted in inline XBRL)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2022

iPOWER INC.

By:	/s/ Chenlong Tan
Name:	Chenlong Tan
Title:	Chief Executive Officer

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